1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires Medical Office Building Near Denver and Pediatric
Specialty Hospital Near Los Angeles

SANTA ANA, Calif. (April 04, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired St. Anthony North Medical Office Building, a 60,000-square-foot multi-tenant medical facility on the campus of St. Anthony North Hospital in the Denver suburb of Westminster. In a separate transaction, the REIT announced that it has also acquired Loma Linda Pediatric Specialty Hospital, a 34,000-square-foot pediatric care center in the Los Angeles suburb of Loma Linda.

Built in 2008 on the campus of the 138-bed St. Anthony North Hospital at 8501 Bryant St., the three-story St. Anthony North Medical Office Building is a Leadership in Energy and Environmental Design Gold certified building, a designation of the United States Green Building Council that ranks buildings on the level of sustainability attained in design and construction. The Class A medical office building is 88.5 percent leased to multiple tenants, including St. Anthony North Hospital and Panorama Orthopedics and Spine Center, which lease nearly 74 percent of the building in the aggregate.

Loma Linda Pediatric Specialty Hospital, located less than three miles from 900-bed Loma Linda University Medical Center, consists of a multi-building portfolio that includes three operational facilities: a 56-bed sub-acute pediatric and adolescent nursing facility, a 15-bed intermediate care facility for developmentally disabled children and a 37-child licensed pediatric day school and preschool that includes enrollment of children with special medical needs. Mountain View Child Care, Inc., the sole tenant and operator of the facility, recently executed a long-term lease that expires in 2026.

“Both of these acquisitions appealed to us for similar reasons,” said Danny Prosky, president and chief operating officer of Grubb & Ellis Healthcare REIT II. “They are both affiliated with top-tier health systems, located on the campus or in proximity to thriving medical centers, and are financially healthy assets that are supportive of our investor distribution.”

St. Anthony North Medical Office Building was acquired from SAN MOB I, LLC, an unaffiliated third party represented by James Turpin of Centum Health Properties. Grubb & Ellis Healthcare REIT II financed the acquisition using cash proceeds received from its offering.

Loma Linda Pediatric Specialty Hospital was acquired from D&J Holdings, LLC, an unaffiliated third party represented by Kevin Roy of Healthcare Finance Partners and Eric Weissman of London & Pacific Capital Advisors, LLC. The REIT financed the acquisition using $8.7 million in borrowings under its line of credit with Bank of America, N.A. and cash proceeds received from its offering.

As of March 25, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 20,673,802 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $206,251,000 through its initial public offering, which began at the end of the third quarter of 2009.

To date, the REIT has made 16 geographically diverse acquisitions comprised of 30 buildings valued at approximately $231 million, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs). For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to St. Anthony North Medical Office Building and Loma Linda Pediatric Specialty Hospital’s occupancy, whether their proximity to St. Anthony North Hospital and Loma Linda University Medical Center, respectively, is beneficial, and whether our property acquisitions are and will continue to be supportive of our investor distributions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of St. Anthony North Medical Office Building and Loma Linda Pediatric Specialty Hospital and their tenants; uncertainties relating to the financial strength of St. Anthony North Medical Office Building and Loma Linda Pediatric Specialty Hospital and the local economies of Westminster, Colorado and Loma Linda, California; uncertainties relating to our ability to build a diverse portfolio of income-producing healthcare-related properties that are accretive and supportive of our investor distribution; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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